FLORIDA GAMING CORPORATION

STOCK SUBSCRIPTION AGREEMENT

Florida Gaming Corporation

1750 Kings Highway

Fort Pierce, Florida 34945-3099

Attn: Mr. W. Bennett Collett

Gentlemen:

1.       Application. Prides Capital Fund I, L.P., a Delaware limited partnership (“Prides”) and Florida Gaming Corporation, a Delaware corporation (the "Company"), intending to be legally bound, hereby agree that on the date hereof, subject to the terms and conditions hereof, Prides shall purchase from the Company and the Company shall issue 5,000 shares (the "Preferred Shares") of Series AA 7% Cumulative Convertible Preferred Stock (the "Series AA Preferred Stock") of the Company. The purchase price of each Preferred Share is $1,000.00.

2.	Closing.

(a)          The closing of the sale of the Preferred Shares (the “Closing”) shall take place on the date hereof at the offices of Frost Brown Todd, LLC, or at such other time or place as the Company and Prides may mutually agree.

(b)          Prior to the Closing, the Company shall have filed with the Secretary of State of the State of Delaware the Certificate of Designation to be effective in accordance with applicable law at or prior to Closing.

(c)          At the Closing, subject to the terms and conditions hereof, (i) the Company will deliver to Prides stock certificates representing the Preferred Shares to be purchased at such Closing, free and clear of any encumbrances, (ii) Prides will make payment to the Company of five million dollars ($5,000,000) by wire transfer of immediately available funds to an account that the Company has designated prior to the date hereof and (iii) the Company and Prides will execute and deliver the Stockholders Agreement.

3.            Representations and Warranties of the Subscriber. Prides represents and warrants to the Company as follows:

(a)          Prides, in making the decision to purchase the Preferred Shares subscribed for, has relied upon independent investigations made by it and its representatives, if any. The only agreements between the Company and Prides with respect to the investment in the Preferred Shares are: (i) the form of Certificate of Designations attached hereto as Exhibit A; (ii) the form of Stockholders Agreement attached hereto as Exhibit B (the “Stockholders Agreement”); (iii) the form of Warrant issued to Prides attached hereto as Exhibit C and (iv) this Subscription Agreement. No oral representations have been made or furnished to Prides by the Company or any representative of the Company. Prides and/or its advisors have had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Preferred Shares.

(b)          Prides has sufficient access to all information, including all public filings with the Securities and Exchange Commission and all publicly available financial statements and other financial information of the Company, and has been afforded with an opportunity to ask questions of and receive answers from an officer of the Company concerning information to which a reasonable investor would attach significance in making investment decisions, so that as a reasonable investor Prides has been able to make Prides’ decision to purchase the Preferred Shares. Prides has relied on, or consulted with, Prides’ advisors, including legal counsel, with respect to Prides’ decision to purchase the Preferred Shares.

(c)          Prides is not subscribing for the Preferred Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to Prides in connection with investments in securities generally.

(d)          Prides is able to bear the substantial economic risks of an investment in the Preferred Shares and the shares of Common Stock issuable upon conversion of the Preferred Shares (the "Conversion Shares") for an indefinite period of time, has no need for liquidity in such investment, has made commitments to investments that are not readily marketable which are reasonable in relation to Prides’ net worth and, at the present time, could afford a complete loss of such investment.

(e)          Prides has such knowledge and experience in financial, tax and business matters so as to enable it to utilize the information available to Prides in connection with the offering of the Preferred Shares to evaluate the merits and risks of an investment in such equity and to make an informed investment decision with respect thereto.

(f)           Prides acknowledges that the purchase of the Preferred Shares involves a high degree of risk and further acknowledges that it can bear the economic risk of the purchase of the Preferred Shares, including the total loss of its investment. Prides is not relying on the Company with respect to the tax and other economic considerations of an investment in the Preferred Shares, and Prides has relied on the advice of, or has consulted with, only Prides’ own advisor(s) with respect thereto.

(g)          Prides has full right and power to perform pursuant to this Subscription Agreement and make an investment in the Company and is authorized and otherwise duly qualified to purchase and hold the Preferred Shares and to enter into this Subscription Agreement.

(h)          Prides will not sell or otherwise transfer the Preferred Shares or the Conversion Shares without registration under the Securities Act of 1933, as amended (the "Securities Act") or an exemption therefrom and fully understands and agrees that Prides may bear the economic risk of Prides’ purchase for an indefinite period of time because, among other reasons, the Preferred Shares and the Conversion Shares have not been registered under the Securities Act or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless the securities are subsequently registered under the Securities Act and under the applicable securities laws of such states or unless an exemption from such registration is available in the opinion of counsel for the holder, which counsel and opinion are reasonably satisfactory to counsel for the Company. Prides is purchasing the Preferred Shares for Prides’ own account, for investment and not with a view to resale or distribution except in compliance with the Securities Act. Prides is aware that an exemption from the registration requirements of the Securities Act pursuant to Rule 144 promulgated thereunder is not presently available; that, except as contemplated by section 6 hereof, the Company has no obligation to make available an exemption from the registration requirements pursuant to such Rule 144 or any successor rule for resale of the Shares and the Conversion Shares, and that even if an exemption under Rule 144 were available, Rule 144 permits only routine sales of securities in limited amounts in accordance with the terms and conditions of such Rule 144.

(i)           Prides agrees to the placement of a legend on any certificate or other document evidencing the Preferred Shares or the Conversion Shares stating that they have not been registered under the Securities Act (and a stop transfer order may be placed with respect thereto).

(j)           Prides understands and acknowledges that Florida law prohibits any person or entity from acquiring a 5% or greater equity interest in a pari-mutuel operator and exercising control with respect to those shares until such person has received the approval of the Florida Department of Business and Professional Regulation, Division of Pari-Mutuel Wagering, and therefore that the acquisition of 5% or more of the Company's Common Stock upon the conversion of the Preferred Shares could require such approval. In the event such approval is required upon Pride's conversion of Preferred Shares, the Company will use its reasonable best efforts to assist Prides in obtaining such consent.

(k)          Prides understands that the Preferred Shares are being offered and sold to him or it in reliance on specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Prides set forth herein in order to determine the applicability of such exemptions and the suitability of Prides to acquire the Preferred Shares. The representations, warranties and agreements of Prides contained herein are true and correct as of the date hereof and may be relied upon by the Company. The representations, warranties and agreements of Prides contained herein shall survive the execution and delivery of this Subscription Agreement and the purchase of the Preferred Shares.

(l)           Prides shall comply with all applicable securities laws with respect to the sale of the Preferred Shares and the Conversion Shares, including but not limited to the filing of all reports required to be filed by Prides in connection therewith with the U.S. Securities and Exchange Commission (the “SEC”) or any other applicable regulatory authority.

4.            Accredited Investor Status. Prides further represents and warrants that it is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC.

5.            Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, Prides as follows:

(a)          Each of the Company and its subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the State of Delaware or its jurisdiction of incorporation or formation and has all requisite, corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company and each of its subsidiaries is duly qualified to transact business and is in good standing in the State of Florida and in each other jurisdiction in which the failure to so qualify would be reasonably likely to have a Material Adverse Effect on the Company. None of the Company nor any of its subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened material investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction or the SEC which have not been disclosed in the SEC Reports (as defined below).

(b)          All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Subscription Agreement, the Certificate of Designations and the Stockholders Agreement (the “Transaction Documents”), the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance (or reservation for issuance) and delivery of the Preferred Shares and the Conversion Shares have been taken, and this Subscription Agreement and each of the other Transaction Documents constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except to the extent adjustments to the conversion price of the shares of Series AA Preferred Stock and other shares of the Company's convertible preferred stock would result in the issuance of a number of shares of Common Stock in excess of the Company's authorized number of shares of Common Stock.

(c)          The Preferred Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be validly issued, fully paid and nonassessable and, subject to the accuracy of the representations of Prides in this Subscription Agreement, will be issued in compliance with all applicable United States federal and state securities laws. The Conversion Shares if issued in accordance with the terms of the Certificate of Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series AA 7% Cumulative Convertible Preferred Stock (the "Certificate of Designation") shall be duly and validly issued and outstanding, fully paid and nonassessable, and subject to the accuracy of the representations and warranties of Prides and any transferee of the Preferred Shares, will be in compliance with all applicable United States federal and state securities laws. The Preferred Shares and Conversion Shares, when and if issued, sold and delivered pursuant to this Agreement or the Certificate of Designation (as applicable), will be delivered free and clear of all encumbrances, excluding encumbrances imposed by the Stockholders Agreement.

(d)          The execution and delivery of this Subscription Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Preferred Shares and the Conversion Shares, do not and will not (i) conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Certificate of Incorporation or By-Laws of the Company, or any indenture, mortgage, deed of trust or other material instrument to which the Company is a party or by which it or any of its properties or assets are bound, or any applicable law, permit or decree, judgment or order of any court, federal or state regulatory body, administrative, agency or other governmental body having jurisdiction over the Company or any of its properties or assets or (ii) require any declaration, filing or registration with, or notice to, or authorization, consent, approval, order or permit of, any governmental or regulatory body or authority or any other Person, except to the extent that the failure to obtain any such authorization, consent, approval or order or to make any such registration, declaration, filing or notice, would not have a Material Adverse Effect.

(e)          As of the date hereof, the conduct of the business of the Company and its subsidiaries complies in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. None of the Company nor any of its subsidiaries has received notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any governmental authority. The Company and its subsidiaries hold all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings permits (collectively, “Permits”) necessary for the lawful conduct of their respective businesses as they are presently being conducted, all such Permits are in full force and effect, the Company and its subsidiaries are in compliance with the terms of such Permits, there are no pending or, to the knowledge of the Company, threatened, modifications, amendments, cancellations, suspensions, limitations, nonrenewals or revocations of any Permit and there has occurred no event which (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for such a modification, amendment, cancellation, suspension, limitation, nonrenewal or revocation thereof. The Company shall comply with all applicable securities laws with respect to the sale of the Preferred Shares and the Conversion Shares, including but not limited to the filing of all reports required to be filed in connection therewith with the SEC or any other applicable regulatory authority.

(f)           Except as disclosed in reasonable detail in the Company's public securities filings filed prior to the date hereof with the SEC (the “SEC Reports”), there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened, against or affecting the Company or its subsidiaries, or any of their properties, which, individually or in the aggregate could reasonably be expected to result in any material adverse change in the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or which could reasonably be expected to materially and adversely affect the properties or assets of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(g)          For so long as any shares of Preferred Shares or Conversion Shares held by Prides remain outstanding, the Company will reserve from its authorized but unissued shares of Common Stock a sufficient number of shares of common stock to permit the issuance of all of the Conversion Shares;

(h)        As of March 31, 2007, the authorized capital of the Company consisted of (i) 7,500,00 shares of Common Stock, par value $.10 per share, (ii) 1,200,000 Series A Convertible Preferred Stock (“Series A Preferred Stock”), par value $.10 per share, (iii) 50 shares of Series B Preferred Stock, par value $.10 per share ("Series B Preferred Stock"), (iv) 300 shares of Series E Preferred Stock, par value $.10 per share ("Series E Preferred Stock") and (v) 2,500 shares of Series F Preferred Stock, par value $.10 per share ("Series F Preferred Stock"). Of such authorized capital stock, as of March 31, 2007, (i) 3,339,178 shares of Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 28,235 shares of Series A Preferred Stock were issued and outstanding, (iii) 45 shares of Series B Preferred Stock were issued and outstanding, (iv) 200 shares of Series E Preferred Stock were issued and outstanding, (v) 2,000 shares of Series F Preferred Stock were issued and outstanding, (vi) a total of 315,990 shares of Common Stock were reserved for issuance to pursuant to conversion of Series A, Series B, Series E, and Series F Preferred Stock and (vii) 1,488,625 shares of Common Stock were reserved for issuance pursuant to the exercise of outstanding options to purchase Common Stock. The Company has not issued any capital stock or granted options to purchase capital stock since March 31, 2007 other than pursuant to the grant of equity compensation under the Company’s Benefit Plans and the exercise of outstanding stock options granted thereunder.

(i)         Except with respect to the Preferred Shares, warrants to purchase a total of 25,000 shares of Common Stock issued pursuant to the transactions the subject of this Agreement, or as set forth in subsection 5(h) above, there are no outstanding options, warrants, subscriptions, calls, convertible securities or other rights, agreements, arrangements or commitments (contingent or otherwise) (including any right of conversion or exchange under any outstanding security, instrument or other agreement) obligating the Company or any of its direct or indirect subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares or obligating them to grant, extend or enter into any such agreement or commitment. There are no outstanding contractual obligations of the Company or any of its direct or indirect subsidiaries to repurchase, redeem or otherwise acquire any shares or make any investment (in the form of a loan, capital contribution or otherwise) in any other person or entity other than a wholly-owned subsidiary of the Company.

(j)           The Company has filed with the SEC all forms, reports, schedules, proxy statements (in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses filed with the SEC) required to be filed by the Company with the SEC since January 1, 2004. As of its date of filing, each SEC Report complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and none of such SEC Reports (including any and all financial statements included therein) contained when filed (except to the extent revised or superseded by a subsequent filing with the SEC that is publicly available prior to the date hereof) any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the notes thereto) included in the SEC Reports complied (i) as to form required by published rules and regulations of the SEC related thereto as of its date of filing with the SEC, (ii) in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) has been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or otherwise permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iv) presents fairly in all material respects the consolidated financial position of Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of unaudited financial statements) to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto or the absence of footnotes.

(k)          The Company and its subsidiaries have designed and maintain (i) disclosure controls and procedures that are effective for gathering, analyzing and disclosing in a timely manner the information which the Company is required to disclose in the reports filed under the Securities Exchange Act of 1934 and (ii) a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors, (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(l)           Except for liabilities included or reserved for in the consolidated balance sheet of the Company as of March 31, 2007, as filed with the SEC, neither the Company nor any of its subsidiaries had, and since such date none of them has incurred, liabilities, including contingent liabilities, or any other obligations whatsoever that are or could be material (individually or in the aggregate) to the Company and its subsidiaries of a nature required to be disclosed on a consolidated balance sheet or in the related notes thereto, taken as a whole, except current liabilities incurred in the ordinary course of business subsequent March 31, 2007 and except for such liabilities that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(m)        Except as disclosed in reasonable detail in the SEC Reports, neither the Company nor any of its subsidiaries is in material breach or violation of or in default in the performance or observance of any terms or provisions of, and no event has occurred which, with notice, lapse of time or both, could result in a default under any contract, agreement, lease or deed that is material to the business or operation of the Company and its subsidiaries taken as a whole, including any “material contract” within the meaning of Item 601 of Regulation S-K of the SEC (a "Material Contract"). To the knowledge of the Company, no other party to any Material Contract is in material breach thereof or default thereunder.

(n)          Except as disclosed in reasonable detail in the SEC Reports, no transaction has occurred between or among the Company or any of its affiliates, officers or directors or any affiliate of any such officer or director that is required to be disclosed pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(o)          Except as disclosed in reasonable detail in the SEC Reports, during the period from March 31, 2007 to the date hereof, the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)          Except as disclosed in reasonable detail in the SEC Reports, the Company and each of its subsidiaries have good and marketable title to their respective owned properties and assets, and good title to their respective leasehold estates in leased properties and assets, in each case subject to no encumbrance, other than encumbrances that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. The properties and assets owned and leased by the Company and its subsidiaries are sufficient to carry on their businesses as they are now being conducted, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(q)          Except as disclosed in reasonable detail in the SEC Reports, the Company and each of its subsidiaries own or have a valid license or other right to use each trademark, service mark, trade name, domain name or other source indicator, invention, patent, design, trade secret, customer list, copyright, software, or work of authorship in any media, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right used in or necessary to carry on the business of the Company and each of its subsidiaries, taken as a whole, as currently conducted (collectively, the “Company Intellectual Property”), free and clear of all encumbrances (other than other than encumbrances that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect). The Company Intellectual Property is (i) valid and enforceable, and (ii) to the knowledge of the Company, not being infringed, misappropriated or otherwise violated by any third party. Neither the Company nor any of its subsidiaries has received any written notice of infringement of or challenge to, and there are no claims or orders pending or threatened with respect to the rights of others to the use of, any Company Intellectual Property. The Company and each of its subsidiaries take all reasonable actions to protect the Company Intellectual Property.

(r)           Except for matters which are not reasonably likely have a Material Adverse Effect, each of the Company and its subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes whether or not shown as due. The Company has no knowledge of any tax deficiency which has been asserted or threatened against the Company or any of its subsidiaries. On the date hereof, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares hereunder will be, or have been, fully paid or provided for by the Company and the Company has complied and will comply with all laws imposing such taxes.

(s)           With respect to the Benefit Plans, to the knowledge of the Company and except as disclosed in reasonable detail in the SEC Reports, no event has occurred and no condition or set of circumstances exist, in connection with which the Company could be subject to any liability that would have a material adverse effect on it or its business under ERISA, the United States Internal Revenue Code of 1986, as amended, or any other applicable law. The term “Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (i) any current or former employee, director or consultant of the Company or its subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its respective subsidiaries or (ii) the Company or any of its respective subsidiaries has had or has any present or future liability. The transactions contemplated by this Agreement will not result in any severance, change of control or termination pay or termination benefits or otherwise require the Company to make any cash payments to any of its directors, officers, employees or other affiliates. There are no pending or, to the knowledge of the Company, threatened, labor strikes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(t)           Except for the Agreement with National Securities Corporation, which has been disclosed to Prides, the Company is not a party to or bound by any contract, arrangement or understanding with, or subject to any claim by, any person or firm which may result in an obligation of the Company to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

(u)          No shareholder vote under the organizational documents of the Company or any listing requirements applicable to the Company is necessary for the issuance of the Preferred Shares or the conversion of the Preferred Shares into the Conversion Shares.

(v)          The board of directors of the Company has determined that the transactions contemplated by this Agreement and the Transaction Documents are in the best interests of the Company. There are no anti-takeover laws of any state, federal or foreign jurisdiction that would apply to the execution, delivery or performance of this Agreement or the consummation the transactions contemplated hereby. The Company is not party to any contract or agreement with respect to, and does not maintain any, stockholders rights plan, poison pill or similar agreement, plan or arrangement with respect to its capital stock of the Company.

(w)         The Company undertakes and agrees to make all necessary filings in connection with the sale of the Preferred Shares and the Conversion Shares as required by the laws and regulations of all appropriate jurisdictions. The Company’s Common Stock is registered pursuant to the Exchange Act, and is listed on the OTC Bulletin Board, and the Company has taken no action intended to, or which to its knowledge could have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the OTC Bulletin Board.

(x)          The Company shall consult with its legal counsel regarding its Exchange Act filing requirements including, but not limited to, the obligation of the Company to file Form 8-K in connection with the offering of the Preferred Shares, and timely make any and all necessary filings.

(y)          The Company understands that Prides is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Company set forth herein. The representations, warranties and agreements of the Company contained herein are true and correct as of the date hereof and may be relied upon by Prides. The representations, warranties and agreements of the Company contained herein shall survive the execution and delivery of this Subscription Agreement and the purchase of the Preferred Shares.

6.	Miscellaneous.

(a)          This Subscription Agreement has been duly and validly authorized, executed and delivered by Prides and constitutes the valid, binding and enforceable agreement of Prides. This Subscription Agreement has been completed and executed by an authorized corporate officer, general partner or trustee of Prides.

(b)          This Subscription Agreement and the documents referred to herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof and together supersede all prior discussions or agreements in respect thereof.

(c)          Subject to the terms and conditions herein provided, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable consistent with applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6(c) shall require any party to agree to any modification of this Agreement or any of the Transaction Documents or cause Prides to make any payment or investment in the Company that is greater than the amount set forth herein.

(d)          No covenant or other provision hereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision. The waiver or failure to insist upon strict compliance with any condition or provision hereof shall not operate as a waiver of, or estoppel with respect to, any subsequent or other waiver or failure. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and each of the Investors.

(e)          This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware (without giving effect to principles of conflicts of law the effect of which would cause the application of domestic substantive laws of any other jurisdiction).

(f)         All notices and other communications required or permitted hereunder shall be deemed given if in writing and mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to Prides, at such address as Prides shall have furnished to the Company in writing, or (b) if to the Company, at the address of its principal offices and addressed to the attention of the Corporate Secretary and with a copy to Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, Kentucky 40202-3363, Attention: R. James Straus, Esq., or at such other address as the Company shall have furnished to Prides in writing.

(g)          Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

(h)          This Agreement may be not assigned, pledged, hypothecated or otherwise transferred by the Company or Prides.

(i)           Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

(d)          This Subscription Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute a single document.

IN WITNESS WHEREOF, Prides has executed this Subscription Agreement this 15th day of June, 2007.

Prides Capital Fund I, L.P.

By:	Prides Capital Partners, LLC,
its sole general partner

By: /s/ Murray A. Indick

Name:	Murray A. Indick

Title:	Managing Member

ACCEPTED AND AGREED TO:

FLORIDA GAMING CORPORATION

By:	/s/ W. Bennett Collett
Name:	W. Bennett Collett

Title:	Chairman and CEO

Date:	June 15, 2007

EXHIBIT A

Certificate of Designations

EXHIBIT B

Stockholders Agreement

EXHIBIT C

Warrant